Exhibit 10.2

THIS AMENDED AND RESTATED MANAGEMENT SERVICE AGREEMENT entered into as of the28th day of August 2014 (the “Agreement”)

BETWEEN:

Xcelmobility Inc., a corporation incorporated under the laws of Nevada, USA, and having an executive office at 2225 East Bayshore Road, Suite 200, Palo Alto, CA 94303.

(the “Company”)

AND:

Ron Strauss, Businessman of 6th Floor, St. John's Building, 33 Garden Road, central, Hong Kong.

(“Executive”)

WHEREAS:

A.             The Company and Executive had previously entered into a Management Services Agreement, dated as of August 1, 2011 (the “Original Agreement”);

B.             The Company and Executive wish to amend and restate certain provisions of the Original Agreement to reflect the parties’ mutual agreement.

NOW THEREFORE in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.0                         MANAGEMENT SERVICES

1.1                         Executive represents and warrants to the Company that Executive has the required skills and experience to perform the duties and exercise the responsibilities required of Executive in the position of Executive Chairman of the Board.

1.2                         Executive and the Company agree to comply with and to be bound by the terms and conditions of this Agreement.

1.3                         During the term of employment, Executive shall well and faithfully serve and devote himself exclusively to the Company.

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 1.4                         In carrying out these duties and responsibilities, Executive undertakes to comply with all lawful instructions and directions which he may receive from the Company. The duties and responsibilities to be carried out by Executive will be commensurate with the duties of a Chairman of the Board. Executive shall report to the Board of Directors of the Company (the “Board”) as a whole as requested.

1.5                         Executive agrees and understands that the effective performance of Executive’s duties requires the highest level of integrity and the Company’s complete confidence in Executive’s relationship with other employees of the Company, and with all persons dealt with by Executive in the course of his employment. Executive is required to ensure that he conducts himself in a professional, business-like manner at all times.

1.6                         Executive acknowledges and agrees to familiarize himself with and to comply with all of the Company’s policies, practices and procedures as adopted from time to time.

1.7                         Executive shall be subject to an annual performance review.

2.0                        DUTIES

2.1                         Job descriptions specific to the position will be developed by the Compensation Committee of the Board, but in general terms Executive shall be responsible for the following:

(a)	Planning and organizing all of the activities of the Board including:
(i)	the preparation for, and the conduct of, Board meetings;
(ii)	the quality, quantity and timeliness of the information that goes to Board members;
(iii)	the formation of Board committees and the integration of their activity with the work of the Board;
(iv)	the evaluation of the Board’s effectiveness and implementation of improvements;
(v)	the development of the Board, including Director recruitment, evaluation and compensation, and
(vi)	ongoing formal and informal communication with and among Directors.

(b)	Supervising the annual and special meetings of the shareholders as the Chairman of the Board. In conjunction with the CEO, the Chairman may meet with various groups (such as major shareholder groups), governments, the financial press, industry associations etc.

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(c)	Working closely with, and through the CEO, to:
(i)	participate in the development of the Company’s vision, strategic agenda, and business plan to facilitate communication and understanding between management and the Board;
(ii)	ensure that operations conform with the Board’s view on corporate policy; and
(iii)	ensure, in consultation with the Human Resources Committee and the Board, that succession plans are in place at senior executive levels.

(d)	In conjunction with the CEO, participating in external relationships which fulfill the Company’s obligations as a member of industry and the community.

(e)	Providing the key link between the Board and management, and as a result, having a significant communication, coaching and team-building responsibility, including by:
(i)	maintaining a close ongoing relationship and open communication with the CEO;
(ii)	representing the shareholders and Board to management and management to the shareholders and Board; and
(iii)	monitoring and evaluating the performance of the CEO, in coordination with the Human Resources Committee.

(f)	Attending all Board committee meetings as a non-voting participant, provided, however, that at meetings of the Governance Committee, the Chairman of the Board shall be a voting member.

(g)	Carrying out the following duties on behalf of the Company:
(i)	ensuring that the Company meets its public company reporting requirements;
(ii)	serving as the main point of contact with the Company’s outside legal counsel;
(iii)	coordinating on financing matters;
(iv)	overseeing investor relations; and
(v)	overseeing media relations.

(g)	Carrying out special assignments in collaboration with the CEO and management or the Board of Directors.

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3.0                         DURATION OF AGREEMENT

3.1                         The term of appointment and engagement of Executive shall commence on July 28, 2011 (the “Commencement Date”) and continue for an indefinite term.

4.0                         REMUNERATION AND BENEFITS

4.1                         In consideration of Executive’s undertaking and performance of the obligations contained in this Agreement, the Company will compensate Executive for his services as follows:

(a)          Base Salary: Executive will receive a base salary of $180,000 per year, which shall be paid to Executive in bi-monthly installments.

(b)          Options: For each year that Executive is employed by the Company, he shall receive an option to purchase 500,000 shares of common stock of the Company, in accordance with the XcelMobility, Inc. 2013 Equity Incentive Plan, as amended from time to time (the “Plan”), and related option documents.

(c)          Equity In Lieu of Unpaid Base Salary: Executive shall be entitled to purchase shares of common stock of the Company at a price equal to the lower of (a) the lowest publicly traded share price for the Company’s common stock during the thirty (30) days prior to such issuance, or (b) the per share price paid by a third party investor during the past twelve (12) months for shares of the Company’s common stock, in lieu of base salary that has accrued and remains unpaid, provided, however, that the number of shares to be received by Executive shall equal an amount that is double such accrued and unpaid base salary. Additionally, Executive shall be entitled to receive an option to purchase 10 shares of common stock of the Company for each share that he receives in lieu of base salary pursuant to this Section 4.1(c) and at the same valuation as the shares to be received in lieu of accrued and unpaid base salary. As of the date of this Agreement, the accrued and unpaid base salary for Executive is $292,145.

(d)          Benefits: Executive shall be entitled to receive a monthly cash payment of $3,800 in lieu of any benefits provided by the Company, including retirement fund payments.

(e)          Vacation: At a time or times which are mutually convenient for the Company and Executive, Executive shall be entitled to five (5) weeks’ vacation during each calendar year of his engagement, of which not more than two weeks shall be taken at one time. Executive will be permitted to carry forward any unused vacation to the next year or receive compensation in kind.

(f)          Bonus:

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(i)          Executive is eligible for an annual bonus in an amount to be determined by the board of directors

(ii)         No bonus shall be payable to Executive from the date that he ceases to be actively engaged by the Company. Specifically, Executive is not entitled to a bonus for the year in which Executive terminates his engagement. In the event Executive’s engagement is terminated in the absence of just cause, Executive will receive bonus payments for the entire notice period in the amount determined by the average of the last two bonus payments made or $100,000 where no bonus payments have been made.

(g)          Expenses: The Company will reimburse or pay for all reasonable business expenses incurred by Executive in the execution of his duties. This includes the expenses for airfare, accommodation and other business related expenses.

5.0                         TERMINATION

5.1                         This Agreement may be terminated by the Company as follows:

(a)          In the absence of just cause by the Company, Executive will receive payments in lieu of notice, based upon the length of services Executive has provided the Company:

Service Period	Notice
(i) less than thirty six (36) months of service	Eighteen (18) months’ notice

(ii) more than thirty-six (36) months of service	Thirty (30) months’ notice

(b)          Where the Company elects to give Executive notice of termination of this Agreement, in the absence of just cause, Executive may choose to receive payments due in either a lump sum, on a continuance basis or a combination of both.

(c)          During the period of notice, Executive will not be required to perform the responsibilities of his position and will return to the Company all property in his possession that belongs to the Company.

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(d)          Where there is just cause for termination of the engagement or if Executive is in material breach of his obligations under this Agreement, Executive will not be entitled to notice, bonus payments or payment in lieu of notice of the termination of his management Services Agreement. The engagement of Executive shall cease upon receipt of notice that his services are being terminated for just cause. For the purposes of this Agreement, “just cause” will be defined by the common law.

5.2                         If a Change in Control is consummated during the term of this Agreement and within eighteen months immediately following such Change in Control, Executive is terminated without cause, then Executive shall be entitled to:

(a)          a lump sum payment equal to eighteen (18) months of base salary, which such sum shall be paid upon Executive’ termination date;

(b)          a bonus of $75,000; and

(c)          the vesting schedule of each outstanding option held by Executive to purchase shares of common stock of the Company held by Executive shall be fully accelerated so that the option shall become exercisable for an additional number of shares equal to 100% of the shares of common stock subject to the option which are unvested immediately prior to such Change in Control; and (b) the vesting schedule of each outstanding restricted stock award held by Executive shall be accelerated so that 100% of the number of unvested shares subject to such restricted stock award shall vest in full.

"Change In Control" shall mean the consummation of any of the following transactions effecting a change in ownership or control of the Company:

(a)           a merger, consolidation or reorganization, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction; or

(b)          any transfer, sale or other disposition of all or substantially all of the Company's assets; or

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(c)          the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's beneficial holders.

5.3                         This Agreement may be terminated by Executive with two (2) months’ written notice to the Company. The Company may waive this notice requirement by written notice.

6.0                         CONFIDENTIAL INFORMATION AND PROPERTY

6.1                         Executive acknowledges that as the Chairman of the Board and in any other position the Executive may hold, a relationship of confidence, trust and fiduciary obligation is created between Executive and the Company, and Executive will acquire information about certain matters and things which are confidential to the Company, and which information is the exclusive property of the Company including:

(a)          financial statements, financial books and records, reserve reports and estimates and other related information;

(b)          information concerning products, pricing, sales and marketing policies, techniques and concepts, including costing information, in respect of products and services provided or to be provided by Executive;

(c)          lists of present and prospective clients and related information, including names and addresses, borrowing habits and preferences of present and prospective clients of the Company;

(d)          purchasing information, including the names and addresses of present and prospective suppliers of the Company and prices charged by such suppliers;

(e)          computer systems, computer programs, data, software, system documentation, designs, manuals, databases;

(f)          trade secrets; and

(g)          any other materials or information related to the personnel, business operations, financing or activities of the Company which are not generally known to others engaged in similar businesses or activities.

(collectively, “Confidential Information”)

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6.2                         Executive acknowledges and agrees that the Confidential Information could be used to the detriment of the Company. Accordingly, Executive agrees and undertakes not to disclose Confidential Information to any third party either during the term of his engagement except as may be necessary in the proper discharge of his employment, or after the term of his engagement, however caused, except with the written permission of the Company.

6.3                         Executive understands and agrees that all items of any and every nature or kind created by Executive pursuant to Executive’s employment under this Agreement or furnished by the Company to Executive, and all equipment, automobiles, credit cards, books, records, reports, files, manuals and any other documents and confidential information shall remain and be considered the exclusive property of the Company at all times, and shall be returned and shall be returned to the Company in good condition promptly on the termination of this Agreement, for any reason.

7.0                         NON-COMPETITION

7.1                         Executive also acknowledges that, by reason of employment, Executive will continue to receive the value and advantage of special training, skills and expert knowledge and experience of and contacts with customers of the Company and other employees of the Company who are engaged in the business of the Company.

7.2                         Executive further acknowledges that, in the course of employment, Executive will be assigned duties that will give him knowledge of confidential and proprietary information which relates to the conduct and details of the Company’s business and which will result in irreparable harm or injury to the Company which could not be adequately compensated by monetary damages if Executive should enter into the employment of a business which is the same as, or competitive with, the business of the Company, or should Executive enter into the business of the Company.

7.3                         Executive shall not commence, engage in, or participate in any business competitive with the business of the Company either directly or indirectly, either as individual or as a partner or joint venturer or as an employee, principal, consultant, agent, shareholder, officer, director or representative for any person, association, organization, or in any manner for a period of six months following the termination of his employment with the Company for any reason.

7.4                         Executive acknowledges and agrees that without prejudice to any and all other rights of the Company, in the event of his violation of any of the covenants contained in Sections 6 and 7, an injunction or other like remedy, including an interim injunction, will be a reasonable and effective remedy to protect the Company’s rights and property.

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8.0                         SUCCESSORS AND PERSONAL REPRESENTATIVES

8.1                         This Agreement shall enure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, successors, assigns and heirs of the parties hereto.

9.0                         NOTICE

9.1                         Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered or mailed by prepared registered post to the party to receive same at the undernoted address, namely:

(a)          To the Company:

Xcelmobility Inc. - 2225 East Bayshore Road, Suite 200, Palo Alto, CA 94303.

(b)          Ron Strauss:

6th Floor, St. John's Building, 33 Garden Road, central, Hong Kong.

Any notice delivered shall be delivered personally to Executive and shall be deemed to have been given and received on the business day next following the date of delivery. Any notice mailed as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted, provided that if between the time of mailing and actual receipt of the notice there shall be a mail strike, slowdown or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

10.0                       MODIFICATION/AMENDMENT

10.1                        No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.0                       ENTIRE AGREEMENT

11.1                       No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

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12.0                      GOVERNING LAW

12.1                       The validity, interpretation, construction and performance of this Agreement shall be governed in accordance with the laws of the State of Nevada.

13.0                      VALIDITY

13.1                       The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.0                      INDEMNIFICATION

14.1                       Executive agrees to indemnify the Company against any claims made for the collection, withholding and payment of any personal taxes associated with the work performed by Executive for the Company by any jurisdiction that makes a claim against Executive or the Company. Furthermore, Executive agrees that if necessary, he will sign additional documents that indemnify the Company against claims for taxes owed in relation to payments made to Executive based on this Management Services Agreement.

15.0                       SIGNATURES IN COUNTERPARTS

15.1                       This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties hereto confirm that any facsimile, scanned or emailed copy of another party's executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

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IN WITNESS WHEREOF the parties hereto have executed these presents the day and year first above written.

The Corporate Seal of the Company,
XCELMOBILITY INC.
was hereunto affixed in the presence of:	C/S

Authorized Signatory

SIGNED, SEALED AND DELIVERED by
RON STRAUSS in the presence of:

Signature

Address	RON STRAUSS

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